EXHIBIT 99.1

Houghton Mifflin Harcourt Appoints John J. Lynch, Jr. as President,
Chief Executive Officer and Director

Education technology and software industry leader to accelerate growth for global learning company

Feb. 15, 2017 – BOSTON – Global learning company Houghton Mifflin Harcourt (NASDAQ: HMHC) (HMH) today announced the appointment of John (Jack) J. Lynch, Jr. as the company’s president, chief executive officer and a member of the Board of Directors. L. Gordon Crovitz, a member of the HMH Board of Directors, will continue to serve as Interim CEO until Lynch joins.

Most recently Lynch was the CEO of Renaissance Learning, a leader in K-12 learning analytics, owned by Hellman & Friedman and Google Capital. In his time at Renaissance Learning, he led the company through a transformation that resulted in a period of innovation and rapid growth.

“The HMH Board of Directors is thrilled to welcome Jack to HMH. He brings an uncommon set of K-12 education and technology experience along with an outstanding track record generating exceptional returns for investors,” said Lawrence K. Fish, chairman of the HMH Board of Directors. “He is the right leader at the right time as HMH and the education industry continue to transform and evolve.” He added, “The board would like to thank Gordon for his strong interim leadership during which time the company has made great progress.”

With over 25 years of management experience in the software and information industry, Lynch is highly respected in the field of education technology. He has been active in the K-12 education industry since 1999 and was the founding CEO of bigchalk.com, where he created an education network serving 40,000 schools. He was later president and CEO of the Pearson Technology Group. Prior to joining Renaissance Learning, Lynch was a member of the executive board of Wolters Kluwer.

“I am honored and excited to join Houghton Mifflin Harcourt as its CEO,” said Lynch. “A leader in its space with critical scale and an extraordinary legacy, HMH is exceptionally well positioned to lead the education industry in the rapid transition to digital and highly personalized learning experiences. Educators today are seeking solutions from companies they can trust to improve student outcomes, and HMH is well positioned to meet that need.”

“I look forward to working with Jack as he transitions into the CEO role,” said Crovitz, interim CEO. “Over the last several months, I have become even more familiar with HMH’s business and its passionate employees. As a product innovator who understands education and how to improve student outcomes by providing teachers solutions that unite great content and great technology, Jack will be a strong partner for our leadership team and the HMH community.”

Lynch holds a bachelor of arts from Boston University. His leadership was recently recognized with the award of the 2016 EY Entrepreneur of the Year.

About Houghton Mifflin Harcourt
Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom.  HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children's books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.
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Media Relations Contact
Bianca Olson
SVP, Corporate Affairs
617-351-3841
bianca.olson@hmhco.com